EXHIBIT 3(i)(D)


                      ARTICLES OF AMENDMENT
                               TO
                    ARTICLES OF INCORPORATION
                               OF
                    WERNER ENTERPRISES, INC.

      KNOW  ALL  MEN  BY  THESE PRESENTS, that  the  Articles  of
Incorporation of Werner Enterprises, Inc., have been amended in accordance with the Nebraska Business Act, Section 21-20,118, in the following respect:

                               I.

     The name of the corporation is WERNER ENTERPRISES, INC., and the effective date of its incorporation is September 14, 1982.

                              II.

      Article X of the Articles of Incorporation has been amended to read as follows:

                           "ARTICLE X

      The Board of Directors of the Corporation may be divided into two or three classes, each class to consist of not less than two, nor more than five, directors, and to be as nearly equal in number as possible. The number of classes of directors and the terms of office for directors in each such class shall be set forth in the Bylaws of the Corporation.

      Any vacancy in the office of a director shall be filled by the vote of the remaining directors, even if less than a quorum, or by the sole remaining director. The director class of any directors chosen to fill vacancies shall be designated by the Board and such directors shall hold office until the next election of directors of the class of which they are a member and until their successors shall be elected and qualified.

      Any newly created directorship resulting from any increase in the number of directors may be filled by the Board of Directors, acting by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The director class of any directors chosen to fill newly created directorships shall be designated by the Board and such directors shall hold office until the next election of directors of the class of which they are a member and until their successors shall be elected and qualified."



                              III.

      The date of adoption of this amendment by the shareholders was May 10, 2005.
                              IV.

      The corporation has one class of shares and each share is entitled to one vote; the number of shares of the corporation outstanding at the time of such adoption was 79,420,150 shares; and the number of shares entitled to vote thereon was 79,420,150.

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                               V.

      The number of shares voting for such amendment were 47,190,652 shares; and the number of shares voted against such amendment were 28,169,697 shares.

                              VI.

        The    amendment   does   not   provide   for   exchange,
reclassification, or cancellation of issued shares.

     Dated at Omaha, Nebraska on this 10th day of May, 2005.

ATTEST:

/s/ James L. Johnson	      /s/ Richard S. Reiser
____________________________  ____________________________
James L. Johnson                  Richard S. Reiser
Secretary                         Executive Vice-President

STATE OF NEBRASKA   )
                    ) ss.
COUNTY OF SARPY     )

      On the 10th day of May, 2005, before me, the undersigned Notary Public, personally came Richard S. Reiser, Executive Vice-President of Werner Enterprises, Inc., and James L. Johnson,
Secretary of Werner Enterprises, Inc., to me known to be the identical persons whose names are affixed to the foregoing instrument and acknowledged the execution thereof to be their voluntary act and deed.

      Subscribed and sworn to before me on the day last above written.


                              /s/ Stefanie Nelsen
                              ___________________________________
                              Notary Public